Exhibit 5.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
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September 3, 2021 Southwestern Energy Company 10000 Energy Drive Spring, Texas 77389

Re:	Southwestern Energy Company

Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special United States counsel to Southwestern Energy Company, a Delaware corporation (the “Company”), in connection with the resale by the selling stockholders listed on the signature pages to the Registration Rights Agreement (as defined below) (the “Selling Stockholders”) of up to an aggregate of 337,827,171 shares (the “Secondary Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”). The Secondary Shares were previously issued to the Selling Stockholders in connection with the Agreement and Plan of Merger, dated as of June 1, 2021, by and among the Company, Ikon Acquisition Company, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company, Indigo Natural Resources LLC, a Delaware limited liability company, and Ibis Unitholder Representative, LLC (the “Unitholder Representative”), solely in its capacity as the representative of the Holders (as defined in the Merger Agreement) (the “Merger Agreement”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering the opinions stated herein, we have examined and relied upon the following:

(a)    the registration statement on Form S-3ASR (File No. 333-238633) of the Company relating to Common Stock and other securities of the Company filed on May 22, 2020 with the Securities and Exchange Commission (the “Commission”) under the Securities Act allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”) and Post-Effective Amendments No. 1 and No. 2 thereto, including the information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement, as so amended, being hereinafter referred to as the “Registration Statement”);

(b)    the prospectus, dated August 16, 2021 (the “Base Prospectus”), which forms a part of and is included in the Registration Statement;

(c)    the prospectus supplement, dated September 3, 2021 (together with the Base Prospectus, the “Prospectus”), relating to the offering of the Secondary Shares, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

(d)    an executed copy of the Merger Agreement;

(e)    an executed copy of the Registration Rights Agreement, dated as of September 1, 2021, by and among the Company, each of the other parties listed on the signature pages attached thereto, the other Holders from time to time parties thereto, and the Unitholder Representative, solely in its capacity as the representative of the Holders (the “Registration Rights Agreement”);

(f)    an executed copy of a certificate of Chris Lacy, Vice President, General Counsel and Corporate Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

(g)    a copy of the Company’s Certificate of Incorporation, as amended, certified by the Secretary of State of the State of Delaware as of the date hereof, and certified pursuant to the Secretary’s Certificate (the “Certificate of Incorporation”);

(h)    a copy of the Company’s bylaws, as amended and in effect as of the date hereof and certified pursuant to the Secretary’s Certificate (the “Bylaws”); and

(i)    a copy of certain resolutions of the Board of Directors of the Company, adopted on June 1, 2021, certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and the Selling Stockholders and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and the Selling Stockholders and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below, including the facts and conclusions set forth in the Secretary’s Certificate.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties and the enforceability thereof against such parties. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and the Selling Stockholders and others and of public officials.

In rendering the opinion stated herein, we have also assumed that: (i) the Company received the consideration for the Secondary Shares set forth in the Merger Agreement and the applicable board resolutions, (ii) the issuance of the Secondary Shares has been registered in the Company’s share registry and (iii) the issuance of the Secondary Shares did not violate or conflict with any agreement or instrument binding on the Company (except that we do not make this assumption with respect to the Certificate of Incorporation, the Bylaws or those agreements or instruments expressed to be governed by the laws of the State of New York which are listed in Part II of the Registration Statement or the Company’s Annual Report on Form 10-K for the year ended December 31, 2020).

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Secondary Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and have been validly issued and are fully paid and nonassessable.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in the applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP